EXHIBIT 10.37
                       	MEMORANDUM OF AGREEMENT


   This Memorandum of Agreement ("Agreement") sets forth the agreements reached between Functional Capacity Evaluation Technologies, Inc. ("FCET") and Work Recovery, Inc. ("WRI") (together the "Parties"), which the Parties agree shall constitute a legally binding agreement among the Parties until such time as a more detailed agreement may be entered.

  	WHEREAS, WRI and FCET entered into an Initial Engagement which by its terms has expired; and

   WHEREAS, WRI wishes to enter into a long-term agreement with FCET to provide certain management services to WRI; and

   WHEREAS, FCET represents and the Parties agree that FCET possesses managerial resources with the expertise to provide these certain management services and is willing to provide these services to WRI.

   NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained below and intending to be legally bound, the Parties hereto agree as follows:

   1.	Subject to the terms and conditions of this Agreement, FCET agrees to provide worldwide sales and marketing, service support and engineering
management services to WRI.   It is understood by the Parties that the
individuals performing these services maintain other jobs for which they are responsible and will continue to be responsible during the term of this Agreement. WRI shall maintain the responsibility for providing those services normally associated with the offices of the Chief Executive Officer, President, Chief Operating Officer and Chief Financial Officer including all investor relations, financing, accounting, debtor relations, SEC reporting and compliance, accounts payable and receivable management, and the overall general administration of WRI.

   2.	In addition to these services, and until adequate capital or cash flow from operations is generated, FCET agrees to organize field sale representation through the sales team(s) of one or more companies with which FCET executives are familiar, in order to provide broader market coverage
than WRI alone can provide.   It is understood that these sales
representatives have primary responsibility to the company where they are currently employed, but that to the degree that there is an overlap in the market they service, they will also provide sales representation for the ERGOS system of WRI. FCET retains all rights and control over the allocation of time spent by these individuals selling the ERGOS system. It being further understood by the Parties that this is a short-term accommodation and a less than optimal approach and that at some point in the future, predicated on available financing at any time, a sales force will be hired directly into WRI, at which time FCET may, at its option and in its sole discretion, discontinue the relationships with these companies.

   3.	This Agreement shall remain in full force and effect for a period of three years commencing on October 22, 1997, cancelable at anytime by FCET upon (a) six months prior written notice to WRI; (b) 30-day written notice upon failure of WRI, upon a vacancy in the office of the President of WRI, to hire a replacement acceptable to FCET within 30 days of the date of such vacancy or failure of WRI to comply with Section 12, 14, 15 or 17 of this Agreement; or (c) 10-day written notice to WRI for failure of WRI to make payment of amounts owed to FCET pursuant to Section 4, 7, 8 and 9 of this Agreement. WRI may immediately cancel this Agreement for cause, which shall be defined as gross malfeasance in the performance of FCET of its obligations under this Agreement. Upon termination by the lapsing of time, the Agreement may be renewed by mutual consent of the Parties. Upon termination for whatever reason, WRI shall pay to FCET all amounts earned by FCET up and until the date of termination, in accordance with the terms and conditions of this Agreement. Upon termination of this Agreement by FCET in accordance with Section 3(a) or by WRI for cause (as defined above) and payment by WRI of all amounts earned by FCET up and until the date of termination, FCET shall return to WRI all prospect lists, customer lists and any sales and marketing literature used by it in carrying out its activities under this Agreement.

   4.	For good and valuable consideration for the services rendered by FCET under this Agreement, WRI agrees to compensate FCET as follows:

      (a)	WRI will pay to FCET a monthly fee of $30,000 per month, payable in advance of each month, plus $10,000 per month beginning January 1, 1998 for manufacturing management services if the assembly of the ERGOS system has not been subcontracted to an outside third party by such time.

      (b)	WRI will pay to FCET 10% of its book revenues generated from the sale of its products and services subsequent to the commencement date hereof, not including recovery from bankruptcy claims or collection of prior accounts receivable previously written off the books of WRI and excepting the revenues from sales made to those prospects on the attached list prior to January 21, 1998 on which FCET will be paid 2.5% of the sale price. Amounts payable to FCET under this paragraph (b) will be payable as collected from the account debtor with respect to sales revenues and with respect to other revenues shall be due within five days of each month-end.

      (c)	WRI will pay to FCET a $1 million cash bonus if, during the term of this Agreement, WRI generates a cumulative total of $5 million in earnings calculated before interest, taxes, depreciation and amortization and all restructuring costs.  It is agreed that the fees paid to FCET in (a) and
   (b) above are expenses in compiling the earnings of WRI.   Should the
   bonus be earned, FCET and WRI shall agree to negotiate, in good faith, reasonable payment terms at the time this target is achieved.

      (d)	Commencing upon termination of this Agreement due to the lapse of time or cancellation by FCET for failure of WRI to comply with Sections
   3(b) or 3(c) of this Agreement, WRI will pay to FCET a royalty of 3% of book revenues generated during the immediately succeeding year after the effective date of termination, 2% of book revenues generated during the next two succeeding years after the effective date of termination and 1% of the book revenues generated during the next succeeding year after the effective date of termination, calculated based on the proportion of revenues generated during each fiscal year ending June 30, and payable within 90 days after each fiscal year end or upon completion of the annual audit, whichever comes first.

      (e)	Concurrent with the execution of this Agreement, WRI shall grant to
   FCET, or its designees as FCET may elect, immediately exercisable stock options for 20% of the outstanding stock of WRI (calculated on a fully diluted basis and after giving effect to any equity interest provided to
   Allsup and/or Quest with respect to the debt of WRI presently held by them) at an exercise price equal to the lower of the share price as of the close of business on  October 21, 1997 ($.16 per share) or the closing price as of the signing of a more detailed agreement with respect to the matters described in this Agreement.  The stock options shall have protection against percentage dilution up to an additional $5 million in new equity capital and WRI shall provide FCET 30 days prior written notice of the filing of any  registrations with the SEC.  Prior to their exercise, the options shall be subject to cancellation by WRI if  (i) this
   Agreement is canceled by WRI for gross malfeasance in the performance of
   FCET under the terms of this Agreement; or (ii) the failure of Allsup or
   WRI to raise the necessary funds, obtain financing from other sources or generate adequate cash from operations to enable WRI to successfully reorganize and remain outside of Bankruptcy  (which, for purposes of this
   Agreement, is defined as a voluntary or involuntary or uncontested involuntary filing for liquidation under Chapter 7 of the U.S. Federal
   Bankruptcy Statutes as amended.)

   5.	FCET shall report to WRI's President and shall have no obligation to interact with any other officer, director or creditor of WRI or with investors, news or media representatives.

   6.	FCET shall be solely responsible for the worldwide sales and marketing activities of WRI and, except as requested by FCET, no WRI employee shall have any interaction with potential prospects or customers during the term of
this Agreement.   Should any WRI employee engage in  any unauthorized
interaction with potential prospects or customers, their names shall be brought to the attention of the Board of Directors for a determination of their disposition.

   7.	WRI shall reimburse FCET for reasonable travel and living expenses incurred by FCET personnel or personnel from other companies that FCET utilizes to promote the ERGOS product in the marketing of the ERGOS system, including prospect travel to and from demonstration sites, as approved by the President of WRI. WRI shall reimburse FCET for these expenses five business days after their submission.

   8.	WRI shall reimburse FCET for all reasonable out-of-pocket expenses incurred by any individuals acting on behalf of WRI, or for reasonable consulting fees paid to outside third parties, both as approved by the
President.   It is acknowledged and agreed that FCET has entered into a renewal of a consulting agreement with John Connelly commencing October 22, 1997 for an additional three months of service at a rate of $3,333.33 per month, payable in advance of each month, which amount WRI agrees to reimburse to FCET. Should FCET or Mr. Connelly terminate their consulting agreement during a month or should Mr. Connelly fail to fulfill the responsibilities of his consulting agreement, FCET agrees to reimburse to WRI any amounts paid to Mr. Connelly in advance of services rendered during that particular month.

   9.	WRI shall be responsible for the cost of all new hires and any additional expenses incurred to support the operating plans of WRI, as
approved by the President.   This includes the services of John Connelly
should he become a WRI employee. Should Mr. Connelly become an employee of FCET, the monthly fee paid to FCET shall be increased by his cost to FCET including his salary, benefits and travel and living expenses as agreed to by the President of WRI.

   10.	It is understood by the Parties that FCET is acting solely in a consulting capacity, that it does not have any decision making authority with respect to the operations of WRI and that all matters pertaining to the operation of WRI are the responsibility of the officers and directors of WRI including, but not limited to all financing decisions, product pricing decisions, hiring and firing of all employees and entrance into and termination of material contracts.

   11.	During the term of this Agreement, FCET may have access to proprietary and/or confidential information with respect to WRI's products, promotional materials, current and prospective clients, and business and financial strategies existing prior to July 21, 1997. WRI shall identify to FCET in writing any such material that it considers of a confidential or proprietary nature which shall include WRI's patents, copyrights and any other rights and information relating to the ERGOS technology ("Proprietary Information"). FCET agrees that, during the term of this Agreement, such information is proprietary and confidential and further agrees not to use such information for any purposes other than promoting the sale of WRI products. Upon termination of this Agreement, FCET shall return to WRI any unused materials that it receives from WRI in connection with carrying out its activities and all copies of any Proprietary Information.

      (a)	At all times during and for two years following the termination of this Agreement, FCET covenants and agrees to hold in strictest confidence, not disclose to any third party or use any Proprietary Information without the express written consent of WRI or the lawful owner of the ERGOS technology. This covenant and agreement shall survive this Agreement and continue to be binding upon FCET after the expiration or termination hereof, whether by passage of time or otherwise so long as the Proprietary information shall remain Proprietary Information. Notwithstanding the foregoing, the foregoing covenant and agreement shall run with the ERGOS technology and any person who becomes the lawful owner of the ERGOS technology shall have the right to waive all or any portion of FCET's obligations hereunder.

         FCET shall have no obligations or restrictions with respect to any Proprietary Information which:
        (i)	has come into the public domain prior to, or after the disclosure thereof and in such case through no wrongful act of FCET; or
        (ii)	has been lawfully received from a third party without
   restrictions or breach of this Agreement; or
        (iii)	is independently developed in good faith by employees of FCET who did not have access to the Proprietary Information; or
        (iv)	is approved for release or use by written authorization of WRI;
   or
        (v)	is not properly designated or confirmed in writing as proprietary.

   12.	The Parties to this Agreement and WRI's officers and directors agree to keep confidential any information pertaining to FCET or its Agreements with FCET or any of its affiliated companies without the prior written consent of FCET, except as may be required under SEC reporting requirements, in which case FCET shall have the right to review and reasonably modify the information pertaining to FCET. Furthermore, the Parties agree that they shall not interfere with, disrupt or disparage, either publicly or privately, the efforts of FCET or WRI, its lenders, investors, consultants or others who are supporting the entering into of this Agreement.

   13.	When asked, FCET will present itself to the marketplace as a consultant to WRI and will answer questions from the customer in an honest and direct manner consistent with its knowledge of the facts.

   14.	WRI shall retain full responsibility for ensuring that any products sold are delivered in a timely manner, free of material defects, and for providing the resources to install, train and provide technical support and service to customers.

   15.	WRI agrees to hold FCET, its employees, officers, directors, investors and related companies harmless for any loss or damage attributable to WRI or its products and will indemnify same for any claims made by WRI's customers, stockholders, officers, directors or creditors unless such claims are proven to be solely the result of gross malfeasance in the performance of FCET under
the terms of this Agreement.   WRI shall maintain general and product
liability insurance with a reputable carrier, in amounts and on the same general terms and conditions as is currently maintained, and shall name FCET a named insured and shall deliver to FCET evidence of coverage and renewal. WRI shall maintain directors and officers insurance with a reputable carrier, in amounts and on the same general terms and conditions as is currently maintained, and shall name FCET, its officers, directors and employees as named insureds and shall deliver to FCET evidence of coverage. In addition, WRI shall reimburse FCET for annual renewal of a $3 million E&O insurance policy in its name, the cost of which is currently $16,000 per year and which coverage lapses on July 21, 1998.

   16.	FCET understands that WRI is attempting to raise additional investment capital from one or more sources, and FCET agrees to reasonably assist WRI by providing information generated from sales activities for the purpose of developing marketing and/or business plans, allowing WRI to discuss the role of FCET in the management of WRI (subject to the prior approval of FCET) and,
if necessary, meeting with prospective investors.   However, FCET shall not
be obligated to be a solicitor of funds from any source nor to write the business plans required to raise such funds. WRI agrees to hold FCET harmless from any claims arising from such financing activities.

   17.	WRI shall agree to relocate those operations for which FCET has management responsibility to a location selected by FCET, with the mutual consent of the President.

   18.	It is understood by the Parties to this Agreement that FCET makes no representations, whether expressed or implied, as to its ability to guarantee sufficient cash flow to support the operations of WRI.

  The Parties agree that this Agreement shall be binding upon its execution and in full force and effect until such time as a more detailed agreement with respect to the matters described herein may be executed.

Agreed to this 4th day of November, 1997, by

                                            FUNCTIONAL CAPACITY EVALUATION
WORK RECOVERY, INC.				                     TECHNOLOGIES, INC.

/s/DORCAS R. HARDY                          /s/DONALD G. BROOMFIELD
CEO						                                   TREASURER